Exhibit 10.17

NOMINATING AGREEMENT

This Nominating Agreement (this “Agreement”), dated as of                 , 2021, by and among Definitive Healthcare Corp., a Delaware corporation (the “Company”), and Jason Krantz.

WHEREAS, the Company has determined that it is in its best interests to effect an initial public offering (“IPO”) of shares of its Class A common stock, par value $0.001 per share (together with the Company’s Class B common stock, par value $0.001 per share, the “Common Stock”);

WHEREAS, in connection with the IPO, the Company and Jason Krantz desire to enter into this Agreement setting forth certain rights and obligations with respect to the shares of Common Stock owned by Jason Krantz; and

WHEREAS, it is contemplated that as of the consummation of the IPO, the Board of Directors of the Company (the “Board of Directors”) will consist of ten (10) directors and Jason Krantz and his Affiliates will hold approximately         % of the outstanding Common Stock.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1. Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

(a) “Affiliate” has the meaning given to that term in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, and shall include (i) trustees of a trust revocable solely by Jason Krantz; (ii) the guardian/conservator of Jason Krantz; and (iii)in the event of Jason Krantz’s death, his executor(s), administrator(s), or trustee(s) under his will, including Jason Krantz’s heirs, successors and assigns and any trust or other estate planning vehicle for the benefit of such persons.

(b) “Krantz Designee” shall mean any person nominated at any time and from time to time by Jason Krantz pursuant to Section 2 to serve on the Board of Directors.

(c) “Beneficial Owner” has the meaning given to that term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(d) “By-Laws” means the Amended and Restated By-Laws of the Company, as may be amended, restated or otherwise modified from time to time.

SECTION 2. Board Representation.

(a) So long as Jason Krantz and/or his Affiliates are the Beneficial Owner of at least 5% of the total number of shares of Common Stock outstanding at any time, the Company shall support the nomination of, and take all necessary actions within its control to cause the Board of Directors to include in the slate of nominees recommended to the Company’s stockholders for election as directors of the Company, one (1) person designated by Jason Krantz, or if he is deceased, the personal representative or executor of his estate.

(b) So long as Jason Krantz and/or his Affiliates are the Beneficial Owner of at least 5% of the total number of shares of Common Stock outstanding at any time, the Company shall, and take all necessary actions within its control to cause the Board of Directors to, fill any vacancy of the Krantz Designee arising through the death, resignation or removal to be filled by a person designated by Jason Krantz, or if deceased, the personal representative or executor of his estate, and such person so chosen shall hold office until the next annual election and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal.

(c) Notwithstanding the provisions of this Section 2, Jason Krantz shall not be entitled to designate any person as a nominee to the Board of Directors if the Company receives a written opinion of its outside legal counsel, which shall be a counsel of national reputation, that such person would not be qualified under any applicable law, rule or regulation, rule of the Nasdaq Global Market or the By-Laws to serve as a director of the Company. Other than for the reasons set forth in the preceding sentence, the Company shall not have the right to object to the Krantz Designee. The Company shall notify Jason Krantz in writing of the date on which proxy materials are expected to be mailed by the Company in connection with an election of directors (and such notice shall be delivered to Jason Krantz at least 30 days prior to such expected mailing date). The Company shall notify Jason Krantz of any objection to the Krantz Designee pursuant to this Section 2(d) sufficiently in advance of the date on which such proxy materials are to be mailed by the Company in connection with such election of directors so as to enable Jason Krantz to propose a replacement Krantz Designee in accordance with the terms of this Agreement.

(d) The Company shall pay all reasonable out-of-pocket expenses incurred by the Krantz Designee in connection with the performance of his or her duties as a director and in connection with his or her attendance at any meeting of the Board of Directors.

(e) So long as Jason Krantz or his estate has the right to nominate a Krantz Designee or any such Krantz Designee is serving on the Board of Directors, the Company shall use its reasonable best efforts to maintain in effect at all times directors and officers indemnity insurance coverage reasonably satisfactory to Jason Krantz.

Notwithstanding the provisions of this Section 2, the Company shall not be required to take any action which it reasonably believes is unlawful, and the Company shall be allowed to take any action the omission of which it reasonably believes would be unlawful.

SECTION 3. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to its principles of conflicts of laws.

(b) Certain Adjustments. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all shares of capital stock of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, in exchange for, or in substitution for the shares of Common Stock, by combination, recapitalization, reclassification, merger, consolidation or otherwise and the term “Common Stock” shall include all such other securities. In the event of any change in the capitalization of the Company, as a result of any stock split, stock dividend or stock combination or otherwise, the provisions of this Agreement shall be appropriately adjusted.

(c) Enforcement. The parties expressly agree that the provisions of this Agreement may be specifically enforced against each of the parties hereto in any court of competent jurisdiction.

(d) Successors and Assigns. Except as otherwise provided herein, the provisions hereof, including without limitation the nomination rights and other rights set forth in Section 2, shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto.

(e) Entire Agreement. This Agreement, together with the By-Laws, constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof and supersedes all prior oral or written (and all contemporaneous oral) agreements or understandings with respect to the subject matter hereof. In the event of a conflict between the By-Laws and this Agreement, the provisions of the By-Laws shall control.

(f) Notices, etc. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, return receipt requested, postage prepaid or otherwise delivered by hand, messenger or e-mail, addressed:

if to Jason Krantz:

550 Cochituate Rd

Framingham, Massachusetts 01701

E-mail: jkrantz@definitivehc.com

if to the Company:

550 Cochituate Rd

Framingham, Massachusetts 01701

Attention: Chief Legal Officer

E-mail: dsamuels@definitivehc.com

or at such other address as the Company or Jason Krantz shall have furnished to the other in writing.

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or as having been given when delivered, if delivered by hand or by messenger (or overnight courier), 24 hours after confirmed receipt if sent by e-mail transmission or at the earlier of its receipt or on the fifth day after mailing, if mailed, as aforesaid.

(g) Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of the Company under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereunder occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default therefore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to any party, shall be cumulative and not alternative.

(h) Counterparts. This Agreement may be executed in any number of counterparts, including PDF copies thereof, each of which may be executed by less than all of the parties hereto, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

(i) Severability. If any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(j) Amendments and Waivers. The provisions of this Agreement may be amended at any time and from time to time, and particular provisions of this Agreement may be waived or modified, with and only with an agreement or consent in writing signed by the Company and Jason Krantz.

(k) Jurisdiction. The parties hereto irrevocably submit, in any legal action or proceeding relating to this Agreement, to the jurisdiction of the courts of the United States located in the State of Delaware or in any Delaware state court and consent that any such action or proceeding may be brought in such courts and waive any objection that they may now or hereafter have to the venue of such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum.

(l) Further Assurances. The parties agree to use their best efforts and act in good faith in carrying out their obligations under this Agreement. The parties also agree, without further consideration, to execute such further instruments and to take such further actions as may be necessary or desirable to carry out the purposes and intent of this Agreement.

(m) Enforcement. The parties expressly agree that the provisions of this Agreement may be specifically enforced against each of the parties hereto in any court of competent jurisdiction.

(n) Termination. This Agreement shall automatically terminate at such time as Jason Krantz and his Affiliates no longer beneficially own at least 5% of the total number of shares of Common Stock outstanding.

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IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first above written.

DEFINITIVE HEALTHCARE CORP.

By:
Name:
Title:

Jason Krantz

[Signature Page to Jason Krantz Nominating Agreement]